DOLLAR TREE STORES, INC. HOSTS ANNUAL MEETING

CHESAPEAKE, Virginia -- June 3, 1999 -- Dollar Tree Stores, Inc. (Nasdaq:DLTR), the nation's largest $1.00 discount variety store chain, held its Annual Meeting of Shareholders today in Norfolk, Virginia. At this meeting, shareholders voted in Macon F. Brock, Jr. and Richard G. Lesser to the Board of Directors. Shareholders also elected to increase the number of authorized shares of common stock of Dollar Tree.

     Richard G. Lesser replaces Allan W. Karp, who served as a Director since 1993. Mr. Lesser is a member of the Board of Directors, Executive Vice President and Chief Operating Officer of the TJX Companies, Inc. He is also President of The Marmaxx Group, which operates T.J. Maxx and Marshalls. "Dick Lesser is an outstanding addition to our Board," commented Macon F. Brock, Jr., President and CEO of Dollar Tree. "He has over 35 years experience in retail operations and has a keen understanding of the discount retail industry. We are very excited to have him aboard."

     Dollar Tree also announced the launch of its investor relations web site, at http://www.dollartreestoresinc.com.

     Dollar Tree Stores, Inc. is the nation's largest $1.00 discount variety store retailer. Its stores offer a wide assortment of quality everyday general merchandise, in many traditional variety store categories. Dollar Tree Stores operates 1,203 stores in 32 states as of March 31, 1999, having opened 48 new stores and closing one store in the first quarter of 1999.


CONTACT:   Dollar Tree Stores, Inc.
           Eric Coble or Erica Robb, 757/321-5000
           www.dollartreestoresinc.com